Exhibit 99.1

Akorn Reports Third Quarter 2009 Financial Results;
Launches Two New Products:
Ketorolac Tromethamine Ophthalmic and Hydralazine HCL

LAKE FOREST, Ill.--(BUSINESS WIRE)--November 10, 2009--Akorn, Inc. (NASDAQ: AKRX) a specialty pharmaceutical company, today reported financial results for the third quarter ended September 30, 2009.

Consolidated revenue for the third quarter 2009 was $19.4 million, versus $31.9 million in the third quarter 2008 representing a decrease of approximately 39%. The decrease was due to lower sales of tetanus-diphtheria (“Td”) and flu vaccines and overall lower sales to wholesalers as part of an effort to reduce wholesaler inventory levels. Ophthalmic segment revenue decreased by $0.3 million or 6%, primarily due to targeted wholesaler reductions in stocking levels. Hospital drugs and injectables segment revenue decreased $3.1 million or 49%, reflecting the targeted wholesaler reduction in stocking levels. Vaccine revenue for this quarter decreased by $8.5 million versus the prior year period primarily due to stronger third quarter 2008 sales resulting from the introduction of a single dose vial Td vaccine and a flu vaccine supply shortage this quarter. As previously disclosed, the Company does not intend to distribute flu vaccine after the 2009 flu season. Contract manufacturing revenue decreased by $0.6 million or 25%, mainly due to decreased order volumes on ophthalmic contract products.

Consolidated gross profit was $2.7 million or 13.9% of revenue for the third quarter of 2009 as compared to a gross profit of $9.9 million or 31.1% of revenue in the same period a year ago. The decrease in third quarter 2009 gross profit compared to the prior year period is primarily due to lower vaccine sales and an increase in Td vaccine unit cost. Also contributing to the decrease were the lower hospital drug and injectable and ophthalmic sales and a corresponding negative impact on manufacturing capacity utilization.

During the third quarter of 2009, the Company recognized equity earnings totaling $0.5 million from its investment in the Akorn-Strides, LLC joint venture and marketing fee revenue of $0.3 million for its commission on sales of joint venture products. The joint venture recognized net sales of approximately $3.8 million during third quarter 2009. Joint venture sales increased $1.9 million over the second quarter 2009 as a result of a full quarter of sales of injectable Vancomycin, which launched in June 2009.

The Company’s net loss was approximately $5.1 million in the third quarter 2009 compared to a net profit of $2.4 million in the third quarter 2008. This reflects the revenue and gross profit decreases and a $1.1 million charge for the change in the fair value of warrants issued in conjunction with the Company’s renegotiated revolving line of credit and subordinated debt, offset by a $1.0 million decrease in selling, general and administrative expense compared to the prior year period resulting from targeted cost reductions. Adjusted EBITDA (a non-GAAP financial measure defined below) for third quarter 2009 was a negative $1.6 million compared with a positive $4.4 million Adjusted EBITDA in the prior year period.

Third quarter cash flow from operating activities was a use of $0.7 million. The revolving line of credit ended the quarter with a balance of $7.5 million compared to $5.5 million on June 30, 2009, while the cash balance ended at $2.0 million on September 30, 2009 compared with $1.0 million on June 30, 2009.

Akorn also announces the launch of the generic version of Acular® (Ketorolac Tromethamine Ophthalmic), a drug with estimated brand sales of $119 million in 2008 according to IMS data. In addition, the company launched Hydralazine Hydrochloride, an existing generic, with estimated sales of $23 million in 2008 according to IMS data.

Raj Rai, Interim Chief Executive Officer said, “We are very pleased with the progress we have made this quarter. While we are on track to achieve the operational objectives we initiated in the second quarter, we are transitioning the company to generate higher margins from the sale of our core ophthalmic and hospital products and positive cash flow in the fourth quarter.”

Rai further stated, “We are pleased to announce the launch of two new generic products, Ketorolac Tromethamine and Hydralazine HCL. These products, in addition to the products launched in the third quarter, will serve as building blocks to the future growth of the company.”

About Akorn, Inc.

Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.

This press release includes statements that may constitute "forward-looking statements", including with regard to the company's future operations and its earnings expectations. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Factors that could cause or contribute to such differences include, but are not limited to: statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), Akorn is also reporting Adjusted EBITDA, which is a non-GAAP financial measure. Since Adjusted EBITDA is not a GAAP financial measure, it should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Akorn’s definition of Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies. For a full reconciliation of Adjusted EBITDA to net income (loss), please see the attachments to this earnings release.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income/(loss), plus:

  Interest income/(expense), net
  Provision for income taxes
  Depreciation and amortization
  Non-cash expenses, such as share-based compensation expense and changes in the fair value of warrants
  Non-recurring operating expenses, such as supply agreement termination expenses

The Company believes that Adjusted EBITDA is a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash and non-recurring operating expenses which have little to no bearing on cash flows and may be subject to uncontrollable factors not reflective of the Company’s true operational performance (i.e. fair value adjustments to the carrying value of stock warrants liability).

While the Company uses Adjusted EBITDA in managing and analyzing its business and financial condition and believes it to be useful to investors in their evaluating the Company’s performance, Adjusted EBITDA has certain shortcomings. Specifically, Adjusted EBITDA does not take into account the impact of capital expenditures on the liquidity or GAAP financial performance of the company and likewise omits share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Accordingly, the Company’s management utilizes comparable GAAP financial measures to evaluate the business in conjunction with Adjusted EBITDA and encourages investors to do likewise.

AKORN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
IN THOUSANDS, EXCEPT SHARE DATA

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,018	$1,063
Trade accounts receivable (less allowance for doubtful accounts of $2 and $22, respectively)	11,360	6,529
Other receivable	-	1,221
Inventories	17,409	30,163
Prepaid expenses and other current assets	485	1,770
TOTAL CURRENT ASSETS	31,272	40,746
PROPERTY, PLANT AND EQUIPMENT, NET	32,169	34,223
OTHER LONG-TERM ASSETS
Intangibles, net	5,033	6,017
Deferred financing costs	4,060	272
Other	1,892	1,071
TOTAL OTHER LONG-TERM ASSETS	10,985	7,360
TOTAL ASSETS	$74,426	$82,329

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Trade accounts payable	$4,458	$8,795
Accrued compensation	1,469	1,070
Accrued expenses and other liabilities	3,856	2,906
Short-term subordinated debt - related party	-	5,332
Revolving line of credit - related party	7,509	-
Warrants liability - related party	6,654	-
Supply agreement termination costs	1,500	-
TOTAL CURRENT LIABILITIES	25,446	18,103
LONG-TERM LIABILITIES
Lease incentive obligations	1,350	1,484
Product warranty liability	1,299	1,299
Subordinated note - related party	5,853	-
TOTAL LONG-TERM LIABILITIES	8,502	2,783
TOTAL LIABILITIES	33,948	20,886
SHAREHOLDERS' EQUITY
Common stock, no par value -- 150,000,000 shares authorized, 90,340,678 and 90,072,662 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	173,304	170,617
Warrants to acquire common stock	1,821	2,731
Accumulated deficit	(134,647)	(111,905)
TOTAL SHAREHOLDERS' EQUITY	40,478	61,443
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$74,426	$82,329

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2009	2008	2009	2008

Revenues	$19,371	$31,874	$57,711	$67,562
Cost of revenue	16,686	21,968	47,997	49,082
GROSS PROFIT	2,685	9,906	9,714	18,480

Selling, general and administrative expenses	5,187	6,199	18,016	18,370
Supply agreement termination expenses	-	-	5,929	-
Amortization of intangibles	320	339	1,234	1,016
Research and development expenses	1,013	1,143	3,681	4,744
TOTAL OPERATING EXPENSES	6,520	7,681	28,860	24,130

OPERATING INCOME (LOSS)	(3,835)	2,225	(19,146)	(5,650)

Write-off and amortization of deferred financing costs	(187)	-	(1,739)	-
Interest expense, net	(441)	(295)	(1,095)	(579)
Equity in earnings of unconsolidated joint venture	484	447	672	447
Change in fair value of warrants liability	(1,122)	-	(1,432)	-
Other income (expense)	-	24	-	(177)
INCOME (LOSS) BEFORE INCOME TAXES	(5,101)	2,401	(22,740)	(5,959)
Income tax provision	-	-	2	3
NET INCOME (LOSS)	$(5,101)	$2,401	$(22,742)	$(5,962)

NET INCOME (LOSS) PER SHARE:
BASIC	$(0.06)	$0.03	$(0.25)	$(0.07)
DILUTED	$(0.06)	$0.03	$(0.25)	$(0.07)

SHARES USED IN COMPUTING NET INCOME (LOSS) PER SHARE:
BASIC	90,303	89,250	90,209	89,169
DILUTED	90,303	90,065	90,209	89,169

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
IN THOUSANDS (UNAUDITED)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2009	2008	2009	2008
OPERATING ACTIVITIES
Net income (loss)	$(5,101)	$2,401	$(22,742)	$(5,962)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,270	1,126	4,118	3,348
Write-off and amortization of deferred financing fees	187	-	1,739	-
Non-cash stock compensation expense	432	572	1,675	1,821
Non-cash supply agreement termination expense	-	-	1,051	-
Non-cash change in fair value of warrants liability	1,122	-	1,432	-
Gain on disposal of assets	-	(25)	-	(25)
Equity in earnings of unconsolidated joint venture	(484)	(447)	(672)	(447)
Changes in operating assets and liabilities:
Trade accounts receivable	(2,316)	(5,631)	(4,831)	(11,620)
Inventories	7,198	(3,058)	12,754	2,662
Prepaid expenses and other current assets	654	112	1,228	252
Other long-term assets	-	-	-	1,246
Supply agreement termination liabilities	(3,250)	-	1,500	-
Trade accounts payable	(781)	2,988	(4,337)	(6,651)
Accrued expenses and other liabilities	332	719	1,736	1,081
NET CASH USED IN OPERATING ACTIVITIES	(737)	(1,243)	(5,349)	(14,295)

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(280)	(1,322)	(922)	(2,742)
Purchase of product licensing rights	-	-	(250)	-
Proceeds from sale of fixed assets	-	74	-	74
NET CASH USED IN INVESTING ACTIVITIES	(280)	(1,248)	(1,172)	(2,668)

FINANCING ACTIVITIES
Repayment of long-term debt	-	-	-	(208)
Restricted cash for revolving credit agreement	-	-	-	(2,050)
Loan origination fees - revolving line of credit & subordinated note	(43)	-	(1,356)	-
Proceeds from (repayments of) line of credit	2,000	(3,931)	7,509	5,727
Proceeds from warrants exercised	-	-	-	37
Proceeds from subordinated note	-	5,000	-	5,000
Proceeds under stock option and stock purchase plans	59	143	1,323	599
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,016	1,212	7,476	9,105

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	999	(1,279)	955	(7,858)
Cash and cash equivalents at beginning of period	1,019	1,369	1,063	7,948
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,018	$90	$2,018	$90

AKORN, INC.
RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
IN THOUSANDS (UNAUDITED)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2009	2008	2009	2008

NET INCOME (LOSS)	$(5,101)	$2,401	$(22,742)	$(5,962)

ADJUSTMENTS TO ARRIVE AT EBITDA:
Depreciation and amortization	1,270	1,126	4,118	3,348
Interest expense, net	441	295	1,095	579
Income tax provision	-	-	2	3
EBITDA	$(3,390)	$3,822	$(17,527)	$(2,032)

NON-RECURRING & NON-CASH OPERATING EXPENSES:
Non-cash stock compensation expense	432	572	1,675	1,821
Change in fair value of warrants liability	1,122	-	1,432	-
Write-off and amortization of deferred financing costs	187	-	1,739	-
Supply agreement termination expense	-	-	5,929	-
ADJUSTED EBITDA	$(1,649)	$4,394	$(6,752)	$(211)

CONTACT:
Akorn, Inc.
Tim Dick, Chief Financial Officer
(847) 279-6100